Exhibit 10.1
Origin Materials, Inc.
PSU Award Grant Notice
(2021 Equity Incentive Plan)
Origin Materials, Inc. (the “Company”) has awarded to you (the “Participant”) the target number of performance-based stock units specified and on the terms set forth below in consideration of your services (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the Origin Materials, Inc. 2021 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.
Participant:
Date of Grant:
Target Number of Performance-Based Stock Units for Origin Plant 1:
Target Number of Performance-Based Stock Units for Origin Plant 2: _______________________
Maximum Number of Performance-Based Stock Units
Vesting Schedule:     The PSU Award shall vest based on achievement of performance goals set forth on Appendix A to the Agreement as determined by the Committee in its sole discretion and subject to Continuous Service through such date of determination and the terms and conditions included herein. Notwithstanding the foregoing, upon the Participant’s termination of Continuous Service, the Participant will immediately and automatically forfeit any portion of the PSU Award that relates to Performance Periods (as defined below) that have not been completed and for which the determination of achievement has not been made by the Committee; provided that, in the event of a termination for Cause or a failure to comply with the Covenants or other restrictive covenants applicable to such Participant, the Participant shall immediately and automatically forfeit the total amount of the PSU Award (whether or not the Performance Period has concluded and the Performance Condition has been satisfied); provided further that if the Participant is terminated by the Company without Cause and such termination of Continuous Service occurs within six months of the end of the applicable Performance Period, then the portion of the PSU Award applicable to such Performance Period shall be treated as set forth in Section 2(d) of the Agreement. Vested portions of the PSU Award, if any, will be settled in calendar year 2025 with respect to plant 1 and in calendar year 2027 with respect to plant 2, in each case promptly following the Committee determination of achievement based on the Company’s audited financial statements.
Issuance Schedule:    A number of shares of Common Stock as determined by the Committee in its sole discretion based on achievement of the Performance Conditions will be issued at the time set forth in Section 6 of the Agreement for each performance-based stock unit that vests. No fractional shares of Common Stock will be issued. If the Committee’s calculations under the Agreement result in vesting of less than a whole number of shares of Common Stock, the result shall be rounded down to the nearest whole share of Common Stock.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The PSU Award is governed by this PSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “PSU Award Agreement”) may not be modified, amended or revised except in writing signed by you and a duly authorized officer of the Company.
•You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you; and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award.
Origin Materials, Inc.:    Participant:
By:
    Signature    Signature
Title:         Date:
Date:

Attachment I

ORIGIN MATERIALS, INC.
PSU AWARD AGREEMENT
(2021 EQUITY INCENTIVE PLAN)

As reflected by your PSU Award Grant Notice (“Grant Notice”), Origin Materials, Inc. (the “Company”) has granted you a PSU Award under the Origin Materials, Inc. 2021 Equity Incentive Plan (the “Plan”) for the target number of performance-based stock units as indicated in your Grant Notice (the “PSU Award”), and subject to a maximum payout as indicated in your Grant Notice. The terms of your PSU Award as specified in this PSU Award Agreement for your PSU Award (this “Agreement”) and the Grant Notice constitute your “PSU Award Agreement.” Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your PSU Award are as follows:
1.Governing Plan Document. Your PSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:
(a)Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your PSU Award;
(b)Section 9(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the PSU Award; and
(c)Section 8 of the Plan regarding the tax consequences of your PSU Award.
Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.Grant of the PSU Award.
(a)This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to between 0% and 300% of the target number of performance-based stock units indicated in the Grant Notice, such number of earned performance-based stock units as determined by the Committee in its sole discretion based on achievement of performance goals set forth on Appendix A (the “Performance Conditions”), as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the conditions set forth therein and herein (the “Performance-Based Stock Units”). Any additional Performance-Based Stock Units that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance-Based Stock Units covered by your PSU Award.
(b)Subject to the terms and conditions of this Agreement and the provisions of the Plan, the Performance-Based Stock Units shall vest and no longer be subject to any restriction if each of the following two conditions has been satisfied:

(i)    You have remained continuously employed by the Company through the date following the end of the applicable performance period set forth on Appendix A (each such period, a “Performance Period”) that the Committee has determined the achievement, if any, of the Performance Condition for such Performance Period; and
(ii)    The Committee concludes that during the applicable Performance Period, the Company has achieved the applicable Performance Condition set forth on Appendix A and specifies the level at which the Performance-Based Stock Units shall vest, based on the scoring, adjustment and weighting provisions set forth in Appendix A.
(c)    Except as provided in Section 2(d) below, upon your termination of Continuous Service, you will immediately and automatically forfeit any portion of the PSU Award that relates to Performance Periods for which the Committee has not determined the achievement, if any, of the applicable Performance Condition for such Performance Period,; provided that, in the event your employment is terminated by the Company for Cause or you fail to comply with the Covenants or other restrictive covenants applicable to you prior to the date of settlement, you shall immediately and automatically forfeit the total amount of the PSU Award (whether or not the Performance Period has concluded and the Performance Condition has been satisfied).
(d)    Upon your termination of Continuous Service not for Cause that occurs within six months of the last day of a Performance Period, a pro-rata portion of the PSU Award in respect of such Performance Period shall remain outstanding and eligible to vest on achievement of the applicable Performance Condition. The pro-rata portion shall be determined by multiplying the number of unvested PSU Awards in respect of the applicable Performance Period actually earned based on performance achieved by a fraction, (x) the numerator of which is the number of days from the first day of such Performance Period to the Participant’s termination of Continuous Service and (y) the denominator of which is the number of days from the first day of such Performance Period to the last day of such Performance Period; provided that, in the event your employment is terminated by the Company for Cause or you fail to comply with the Covenants or other restrictive covenants applicable to you prior to the date of settlement, you shall immediately and automatically forfeit the total amount of the PSU Award (whether or not the Performance Period has concluded and the Performance Condition has been satisfied). The portion of a Participant’s PSU Award that has not vested before such termination of Continuous Service under this Section 2(d), and which is not included in the pro-rata portion subject to continued vesting will be immediately and automatically forfeited upon the date of termination.
3.Dividends. You shall receive no benefit or adjustment to this PSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment (and, for the avoidance of doubt, any entitlements in connection with a Capitalization Adjustment shall be determined by the Committee in its sole discretion); provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your PSU Award after such shares have been delivered to you.
4.Withholding Obligations. As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your PSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
5.Covenants. As a condition to the issuance of the PSU Award pursuant to this Agreement and in connection with your continued employment, you hereby agree to be bound by the covenants set forth in Appendix B (the “Covenants”). You acknowledge that you have reviewed the provisions of the Covenants and that you are and will be bound by the Covenants, which are necessary to protect the interests of the Company and its intellectual property and technology, and prevent the detrimental loss of confidential information, and that such provisions are in consideration of: (a) the issuance to you of the PSU Award pursuant to this Agreement, (b) your access to and receipt of confidential information and goodwill described therein, and (c) additional good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged.
6.Date of Issuance.
(a)Subject to the satisfaction of the Withholding Obligation, following the completion of all of the Performance Periods in respect of a particular plant as set forth in Appendix A and the Committee’s determination of achievement with respect to the applicable Performance Conditions, and subject to continued compliance with the Covenants through such date, in calendar year 2025 with respect to plant 1 and in calendar year 2027 with respect to plant 2, in each case promptly following the Committee determination of achievement based on the Company’s audited financial statements, the Company shall issue to you a number of shares of Common Stock as determined by the Committee in its sole discretion based on achievement of the Performance Conditions for each Performance-Based Stock Unit that vests (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”
(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and
(ii)either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this PSU Award, (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs).
(c)To the extent the PSU Award is a Non-Exempt Award, the provisions of Section 11 of the Plan shall apply.

7.Transferability. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
8.Corporate Transaction. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
9.No Liability for Taxes. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.
10.Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Delaware or any other competent court of the State of Delaware, and you irrevocably accept for yourself and in respect of your property, generally and unconditionally, the exclusive jurisdiction of such courts. You agree that the Covenants impose a fair and reasonable restraint on you and are reasonably required to protect the interests of the Company, and its respective officers, directors, employees, and stockholders, and hereby waive any and all claims that the Covenants unduly restrict you. You hereby acknowledge that the Company shall be permitted to seek injunctive relief in the event that you violate any of the Covenants.
11.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
12.Other Documents.  You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus.  In addition, you acknowledge receipt of the Company’s Trading Policy.
13.Questions. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable federal income tax consequences, please see the Prospectus.

Appendix A
Performance Conditions and Calculation
[***]

[***]

[***] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Appendix B
You acknowledge that the grant of the PSU Award pursuant to your PSU Award Agreement (the “Agreement”) confers a substantial benefit upon you, and agree to the following covenants (the “Covenants”), which are designed, among other things, to protect the interests of Origin Materials, Inc. (the “Company”) in its confidential and proprietary information, intellectual property, technology, trade secrets, customer and employee relationships, orderly transition of responsibilities and other legitimate business interests. All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Origin Materials, Inc. 2021 Equity Incentive Plan (the “Plan”). You acknowledge that the PSU Award will be forfeited upon a violation by you of the Covenants, and that, pursuant to the Agreement, the Company may seek injunctive relief in order to enforce the Covenants.
(a)    Confidential Information Protections.
(i)    Recognition of Company’s Rights; Nondisclosure. Your employment by the Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below), and the Company has a protectable interest in the Confidential Information. At all times during and after your employment, you will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with your work for the Company, or as approved by an officer of the Company. You will obtain written approval by an officer of the Company before you lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. You will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You agree that Company information or documentation to which you have access during your employment, regardless of whether it contains Confidential Information, is the property of the Company and cannot be downloaded or retained for your personal use or for any use that is outside the scope of your duties for the Company.
(ii)    Confidential Information. “Confidential Information” means any and all confidential knowledge or data of the Company, and includes any confidential knowledge or data that the Company has received, or receives in the future, from third parties that the Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section (b)(i)); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, and other non-public information; (d) information about the Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of the Company could use to the Company’s competitive disadvantage. However, the Company agrees that you are free to use information that you knew prior to your employment with the Company or that is, at the time of use, generally known in the trade or industry through no breach of the Covenants by you. The Company further agrees that the Covenants do not limit your right to discuss your employment or unlawful acts in the Company’s workplace, including but not limited to sexual harassment, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.

(ii)    Term of Nondisclosure Restrictions. You will only use or disclose Confidential Information as provided in this Section (a) and you agree that the restrictions in this Section (a) are intended to continue indefinitely, even after your employment by the Company ends. However, if a time limitation on your obligation not to use or disclose Confidential Information is required under applicable law, and the Covenants or their restrictions cannot otherwise be enforced, you and the Company agree that the two-year period after the date your employment ends will be the time limitation relevant to the contested restriction; provided, however, that your obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.
(iii)    No Improper Use of Information of Prior Employers and Others. During your employment by the Company, you will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom you have an obligation of confidentiality unless that former employer or person has consented in writing.
    (b)    Assignment of Inventions.
(i)    Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by you, either alone or with others, during your employment by the Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.
(ii)    Unassigned or Nonassignable Inventions. You recognize that the Covenants will not be deemed to require assignment of any Invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by you for the Company (“Nonassignable Inventions”). In addition, the Covenants do not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy.
(iii)    Prior Inventions.
(A)    On the signature page to your Employee Confidential Information and Inventions Assignment Agreement with the Company (the “Confidentiality Agreement”) is a list describing any Inventions that (i) are owned by you or in which you have an interest and that were made or acquired by you prior to your date of first employment by the Company, (ii) may relate to the Company’s business or actual or demonstrably anticipated research or development and (iii) are not to be assigned to the Company (“Prior Inventions”). If no such list is attached, you represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of your Confidentiality Agreement.
(B)    You agree that if you use any Prior Inventions and/or Nonassignable Inventions in the scope of your employment, or if you include any Prior Inventions and/or Nonassignable Inventions in any product or service of the Company, or if your rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under the Covenants (each, a “License Event”), (i) you will immediately notify the Company in writing, and (ii) unless the Company and you agree otherwise in writing, you hereby grant to the Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, you represent and warrant that such third party or parties have validly and irrevocably granted to you the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to your Confidentiality Agreement.
(C)    Assignment of Company Inventions. You hereby assign to Employer all your right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, you hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. You further agree that neither your successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in the Covenants may be construed to reduce or limit the Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that the Company would have had in the absence of the Covenants.
(D)    Obligation to Keep the Company Informed. During your employment by the Company, you will promptly and fully disclose to the Company in writing all Inventions that you author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, you will advise Company in writing of any Inventions that you believe constitute Nonassignable Inventions; and you will at that time provide to the Company in writing all evidence necessary to substantiate your belief. Subject to Section (b)(iii)(B), the Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without your consent, any confidential information relating to Nonassignable Inventions that you disclose in writing to the Company.
(E)    Government or Third Party. You agree that, as directed by the Company, you will assign to a third party, including without limitation the United States, all your right, title, and interest in and to any particular Company Invention.
(F)    Ownership of Work Product. You acknowledge that all original works of authorship that are made by you (solely or jointly with others) within the scope of your employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
(G)    Enforcement of Intellectual Property Rights and Assistance. You will assist the Company, in every way the Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. Your obligation to assist the Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of your employment, but the Company will compensate you at a reasonable rate after such termination for the time you actually spend on such assistance. If the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in this paragraph, you hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and on your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the Covenants with the same legal force and effect as if executed by you. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under the Covenants.
(H)    Incorporation of Software Code. You agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to the Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company, except in strict compliance with the Company’s policies regarding the use of such software or as directed by the Company.
(c)    Records. You agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Confidential Information developed by you and all Company Inventions made by you during the period of your employment at the Company, which records will be available and remain the sole property of the Company at all times.
(d)    Non-Competition. To the extent permitted by applicable law, you agree that during your employment and for the one year period after the date your employment ends for any reason, including but not limited to voluntary termination by you or involuntary termination by the Company, you will not, without the Company’s written consent, as an officer, director, employee, consultant, owner, partner, or in any other capacity, directly or indirectly, engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, (i) the Company’s business or (ii) any prospective line of business activity of the Company that you knew, or should have known, that the Company was considering.
(e)    Non-Solicitation. To the extent permitted by applicable law, you agree that during your employment and for the one year period after the date your employment ends for any reason, including but not limited to voluntary termination by you or involuntary termination by the Company, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of the Company) (i) solicit, induce, encourage any person known to you to be an employee, consultant, or independent contractor of the Company to terminate his, her or its relationship with the Company; or (ii) solicit, induce, encourage any person known by you to be a customer, vendor, contractor, or supplier of the Company to reduce or terminate his, her or its relationship with the Company.
(f)    Non-Disparagement. To the extent permitted by applicable law, you agree that during your employment and after your employment ends for any reason, including but not limited to voluntary termination by you or involuntary termination by the Company, you will not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or any of its affiliates, any of their current or former clients, customers or businesses, or any of their current or former directors, officers, employees or shareholders.
(g)    Reasonableness of Restrictions. You have read these Covenants and understand it. You agree that () these Covenants do not prevent you from earning a living or pursuing your career, and (ii) the restrictions contained in these Covenants are reasonable, proper, and necessitated by the Company’s legitimate business interests. You represent and agree that you are entering into these Covenants freely, with knowledge of their contents and the intent to be bound by its terms. If a court finds these Covenants, or any of its restrictions, are ambiguous, unenforceable, or invalid, the Company and you agree that the court will read the Covenants as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. For the avoidance of doubt, these Covenants shall not be deemed to apply to you to the extent prohibited by applicable law.
(h)    No Conflicting Agreement or Obligation. You represent that your performance of all the terms of the Covenants and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by you in confidence or in trust prior to my employment by the Company. You have not entered into, and you agree you will not enter into, any written or oral agreements in conflict with the Covenants.
(i)    Other Employment Terms. You acknowledge that, in the event that you are subject to an employment or service contract or other contract with the Company governing your employment, the Covenants set forth in this Appendix B constitute a supplement to such employment contract.